Exhibit 99.1

Silo Pharma Announces Private Placement of Equity Definitive Agreement for $4.275 Million in Gross Proceeds

Silo Pharma to pursue additional strategic partnerships and intellectual property acquisitions in the psychedelic medicine space

Englewood Cliffs, NJ, Feb. 09, 2021 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (OTCQB: SILO), a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as depression, PTSD, Parkinson’s, and other rare neurological disorders, announced today it has entered into Securities Purchase Agreements with certain existing institutional and accredited investors for a $4.275 million fixed-price convertible preferred equity financing.

The Securities Purchase Agreements totaling approximately $4.275 Million of Silo’s Series C Preferred Stock, which were executed on February 9, 2021, provide for the sale and issuance by the Company of 4,276 shares of Series C Preferred Stock and warrants to purchase up to 14,253,333 shares of common stock to the investors. The warrants to be issued have a five-year term and an exercise price of $0.30 per share.  The offering is expected to close on or about February 11, 2021, subject to satisfaction of customary closing conditions.

Silo Pharma plans to use the net proceeds from the transaction for continued development of its therapeutic pipeline and for general corporate and working capital purposes.

Eric Weisblum, Chief Executive Officer of Silo Pharma, stated, “We are excited to partner with investors that believe in our strategy and support our growth plans and continued development of our therapeutics to help patients in need.”

The Special Equities Group (SEG), a division of Bradley Woods & Co. Ltd., and Katalyst Securities LLC acted as co-placement agents for the transaction.

Full terms of the financing agreement can be found in the Company’s 8-K filing.

About Silo Pharma

Silo Pharma is a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as depression, PTSD, Parkinson’s, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the health care industry. For more information, visit www.silopharma.com .

Safe Harbor and Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of words “could”, “believe”, “anticipate”, “intend”, “estimate”, “expect”, “may”, “continue”, “predict”, “potential” and similar expressions that are intended to identify forward-looking statements. Such statements involve known and unknown risks, uncertainties, and other factors that could cause the actual results of Silo Pharma, Inc. (“Silo” or “the Company”) to differ materially from the results expressed or implied by such statements, including changes to anticipated sources of revenues, future economic and competitive conditions, difficulties in developing the Company’s technology platforms, retaining and expanding the Company’s customer base, fluctuations in consumer spending on the Company’s products and other factors. Accordingly, although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. The Company disclaims any obligations to publicly update or release any revisions to the forward-looking information contained in this presentation, whether as a result of new information, future events, or otherwise, after the date of this presentation or to reflect the occurrence of unanticipated events except as required by law.

Investor Relations Contact:
Hayden IR
Brett Maas
646-536-7331
Email: brett@haydenir.com